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                                                                    EXHIBIT 99.1
COMPANY PRESS RELEASE

DATATRAK INTERNATIONAL PUBLISHES A WHITE PAPER ON AUDIT TRAIL TRACKING WITH VARIOUS EDC PLATFORMS.

Industry analysts predict EDC market will expand from less than $100 million currently to $1 Billion in 2003 and almost $2 Billion in 2004. Investors should be aware of critical differences in technology platforms.

Cleveland, August 7, 2001 - DATATRAK International, Inc. (Nasdaq: "DATA"), the leading and most experienced Application Service Provider (ASP) in the Electronic Data Capture (EDC) industry, today announced that it has made available a comparative analysis of audit trails, an important clinical research parameter. The Company's White Paper describes how an audit trail is currently handled in paper workflows as well as several different EDC platforms.

This White Paper is important to the investment community for several reasons. Industry analysts are predicting that the EDC market will expand rapidly from under $100 million today, to over $1 Billion by 2003, to almost $2 Billion by 2004. The market's ultimate potential is estimated at $8 Billion. With the plethora of products/companies expected to attempt to participate in this developing market, informed investor decisions will require an understanding of the underlying products competing for market share. This White Paper can be accessed by visiting the Company's Web site at www.datatraknet.com and selecting the option "Audit Trail Analysis".

"We believed there was a great need in this emerging industry for the production of this White Paper on audit trail comparisons because of the significant differences among EDC products and platforms and the superior results that can be achieved with EDC relative to paper-based methods," stated Dr. Jeffrey A. Green, President & CEO of DATATRAK International, Inc. "As the only publicly traded company solely focused on the EDC market, we feel obligated to assist investors in making informed decisions regarding the various technologies available in this progressively growing and exciting market space. We regard our White Paper as an effective vehicle for alerting investors to the potential of this market before it captures widespread attention on Wall Street. Since significant value can be realized between recognition by a few and recognition by many. This has been a difficult market to analyze and its proper assessment will remain challenging for the foreseeable future, as new companies emerge within the EDC space. Though this information is highly technical and clinically oriented, its understanding is crucial for investors desiring to participate in the EDC market's significant growth during the next few years."

DATATRAK
International, Inc. is a worldwide ASP for the EDC industry. The Company provides a suite of software products known as DATATRAK EDC(TM) and related services to the pharmaceutical, biotechnology, and medical device industries. DATATRAK EDC(TM) delivers clinical research data from investigative sites to sponsors faster and more efficiently than traditional manual methods. DATATRAK EDC(TM) can be deployed globally via a distributed platform using laptop computers, in a centralized environment with resident hardware, or in a wireless mode, all utilizing the Internet. DATATRAK EDC(TM) software and its previous versions have successfully supported over 60 international clinical studies involving thousands of clinical research


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sites and tens of thousands of patients in 31 countries. DATATRAK International
Inc.'s product suite has been utilized in the clinical development of 13 separate drugs that have received regulatory approval from either the United States Food and Drug Administration or counterpart regulatory bodies in Europe. DATATRAK International, Inc. has offices located in Cleveland, Ohio and Bonn, Germany. Its common stock is listed on the Nasdaq Stock Market under the symbol "DATA".

Visit the DATATRAK International, Inc. web site at www.datatraknet.com or www.datatraknet.de.

Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. Factors that may cause actual results to differ materially from those in the forward- looking statements include the ability of the Company to absorb corporate overhead and other fixed costs in order to successfully market the DATATRAK EDC(TM) software; the development and fluctuations in the market for electronic data capture technology; continued unreliability of the Internet infrastructure; the degree of the Company's success in obtaining new contracts; the timing of payments from customers and the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; dependence on key personnel; governmental regulation; the early stage of the Company's EDC business and operations; and general economic conditions. In addition, the Company's success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.

Contacts: Dr. Jeffrey A. Green, President & CEO; Phone 216-921-6505x112
          Mr. Terry Black, CFO; Phone 216-921-6505 x110
          R J Falkner & Company, Investor Relations Council; Phone 800-377-9893